Exhibit 31.1

CERTIFICATION

I, James P. DeBlasio, certify that:

1.	I have reviewed this Annual Report on Form 10-K/A of Internap Network Services Corporation; and

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

By:	/s/ James P. DeBlasio
James P. DeBlasio
President and Chief Executive Officer

Date: June 5, 2008

*           Paragraph 3 is omitted because the amendment does not amend the financial statements.  Paragraphs 4 and 5 are omitted because the amendment does not amend the Reg. S-K Item 307 and 308 disclosures regarding the evaluation of disclosure control sand procedures and internal controls over financial reporting.